Securities and Exchange Commission
                        Washington, D.C. 20549

                               Form 8-K
                            Current Report

    Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): February 28, 1997


                            JOTAN, INC.
        (Exact Name of Registrant as Specified in its Charter)


                Florida                            0-24188
        (State or Other Jurisdiction        (Commission File Number)
            of Incorporation

                59-3181162
        (IRS Employee Identification No.)


    118 West Adams Street, Suite 900, Jacksonville, Florida	32202
        (Address of Principal Executive Offices)      (Zip Code)


                                904-355-2592
            (Registrant's Telephone Number, Including Area Code)







Item 2. Acquisition or Disposition of Assets

On March 4, 1997, JOTAN, Inc. (the "Company"), a Florida corporation, completed the acquisition of all of the issued and outstanding shares of stock of Southland Holding Company (Southland) with an effective date of February 28, 1997. The acquisition, which will be accounted for as a purchase, was made pursuant to the Amended and Restated Share Purchase Agreement, dated as of February 28, 1997, between the Company, Southland, and the shareholders of Southland.

The aggregate purchase price was approximately $27.5 million, subject to adjustment based on the post-closing audit. In connection with the acquisition, Jotan will pay non-competition fees to the shareholders of Southland in the aggregate amount of approximately $6.6 million.

In order to finance the Southland acquisition and to fund future expansion, the Company signed an agreement on February 28, 1997 with Rice Capital II LLP
(Rice) to provide $9 million of senior subordinated debt and acquire $10 million of senior redeemable preferred stock. In connection with this transaction, F-Southland, LLC, a North Carolina limited liability company, and FF-Southland Limited Partnership, a North Carolina limited partnership will purchase an aggregate amount of $2 million of such senior subordinated debt and $2 million of such senior redeemable preferred stock in lieu of Rice.

In addition, the Company signed an agreement with Banque Paribas on February 28, 1997 to obtain up to $12 million in a senior revolving facility and $27 million in senior term/acquisition credit facilities. As part of the Banque Paribas financing agreement, the Company terminated its long-term financing arrangement with CIT and paid off other long-term credit facilities. Amounts outstanding on these facilities at February 28, 1997 totaled approximately $19.3 million.

Southland is a leading supplier of corrugated packaging products to the moving and storage industry, as well as to companies in the air freight and perishable food markets. Southland has eleven distribution centers located in California, Washington, Colorado, Massachusetts, New York, New Jersey, Maryland, North Carolina, Georgia, and Florida. Southland's revenues for the year ended April 30, 1996 were $62.5 million.





Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

Financial Statements of Businesses Acquired. It is impracticable for the Company to provide the financial statements of Southland required by this Item 7(a) at the time of filing this report on Form 8-K. Accordingly, in accordance with Item 7(a)(4) of Form 8-K, the Company will file the required audited financial statements of Southland in an amendment to this report on Form 8-K as soon as practicable, but not later than 60 days after March 17, 1997.

Pro Forma Financial Information. It is impracticable for the Company to provide the pro forma financial information relative to Southland required by this Item 7(b) at the time of filing of this report on Form 8-K. Accordingly, in accordance with Item 7(b)(2) of Form 8-K, the Company will file the required pro forma financial information relative to Southland in an amendment to this report on Form 8-K as soon as is practicable, but not later than 60 days after March 17, 1997.

Exhibits.
   2.1 Credit Agreement among JOTAN, Inc., SHC Acquisition Corp., as borrower who will merge in Southland Holding Company, Banque Paribas, As Agent and the lenders named therein, including Exhibits A, B, C, D, E, F, and G, dated February 28, 1997.
   2.2 Preferred Stock Warrant Purchase Agreement, dated February 28, 1997, by and among JOTAN, Inc., Rice Partners II, L.P., F-Southland, L.L.C, FF-Southland, L.P. and F-JOTAN, L.L.C. and the Shareholders named therein.
   2.3 Shareholder Agreement among JOTAN, Inc., the Shareholders as set forth in therein and Rice Partners II, L.P. and F-JOTAN, the Purchaser, dated February 28, 1997.
   5.1 Articles of Amendment to Restated Articles of Incorporation of JOTAN, Inc., dated February 28, 1997.
   7.1 Amended and Restated Share Purchase Agreement, dated as of February 28, 1997, by and among JOTAN, Inc., Southland Holding Company, and the Shareholders of Southland Holding Company.












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                                Signatures


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Regisrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Date:  March 17, 1997                JOTAN, Inc.

                                    By:________________________________
                                        Jerry Callahan
                                        President and Chief
                                          Operating Officer


                                    By:________________________________
                                        David Freedman
                                        Vice President and
                                          Chief Financial Officer


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